TEXTRON	Exhibit 99
	Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon - 401-457-2362
Textron Reports First Quarter EPS of $0.91, Exceeds Target Range Segment Profit Up 41 Percent Increases 2005 EPS Guidance

Providence, Rhode Island - April 21, 2005 - Textron Inc. (NYSE: TXT) today reported first quarter earnings per share of $0.91, exceeding its target range and up significantly from $0.26 per share reported a year ago. Net income in the quarter was $126 million compared to $37 million a year ago. Segment profit climbed to $244 million, up 41 percent from last year's level. Revenues in the quarter were $2.8 billion, up over 19 percent from last year, primarily driven by double-digit gains at Bell and Cessna.

"Overall first quarter results were solid with excellent revenue growth and strong order intake at most of our businesses," said Textron Chairman, President and CEO, Lewis Campbell. "In addition, our Transformation efforts continued to drive improved performance, which contributed to an expansion in manufacturing margins and higher returns on invested capital, and allowed us to invest in accelerated organic growth and capabilities development."

First quarter 2005 net income included a benefit of $0.34 per share in connection with the company's InteSys business which is recorded within discontinued operations, a $0.31 per share investment impairment charge and a $0.04 per share special charge related to restructuring. Last year's first quarter included a $0.34 per share special charge related to restructuring and a $0.06 per share gain from the sale of marketable securities.

Manufacturing cash flow from continuing operations in the quarter was $124 million, compared to $171 million last year, resulting in free cash flow of $63 million, compared to $110 million last year.

Outlook

Based on the strength of its markets, Textron now anticipates full-year revenue growth will be at least 12%. Coupled with continued progress on its Transformation initiatives, Textron now expects that full-year earnings per share will be between $4.05 and $4.25, up $0.20 from its previous guidance. Second quarter earnings are expected to be between $1.05 and $1.15 per share.

The company adopted the new accounting rules for expensing options and other stock-based compensation in the first quarter of 2005. Correspondingly, the company's first quarter results included $0.01 per share for this cost. The full-year outlook includes an approximate $0.09 per share impact for this cost.

The company continues to expect full-year 2005 manufacturing cash flow from continuing operations will be between $850 million and $950 million, resulting in free cash flow between $500 million and $600 million.

First Quarter Segment Analysis

Bell

Bell segment revenues increased $109 million, while profit was up $23 million. Commercial revenues increased primarily due to higher helicopter volume reflecting the delivery of Model 412 helicopters to Pakistan and higher spare parts sales. U.S. Government revenues were down reflecting lower V-22 revenue, partially offset by higher sales of air-launched weapons and spares.

Segment profit was up as higher commercial profits, driven by higher international military sales, more than offset lower profits from the U.S. Government business.

Backlog at Bell Helicopter ended the quarter at $2.9 billion, slightly higher than year-end.

Cessna

At Cessna, revenues grew $295 million primarily due to higher Citation jet volume, the consolidation of CitationShares, and higher Caravan volume, partially offset by lower used aircraft sales.

Profit increased $65 million due to higher volume and pricing, which was partially offset by inflation.

Cessna's continued strong order intake resulted in an increase to backlog of $100 million during the quarter, yielding an ending level of $5.5 billion for unaffiliated customers, plus an additional $470 million for CitationShares.

Fastening Systems

Fastening Systems revenues were up $24 million as a result of higher pricing and favorable foreign exchange, offset by lower volume, primarily due to soft demand in the North American auto market.

Profits were down $26 million, primarily resulting from higher steel and new plant ramp-up costs, which were partially offset by higher pricing.

Industrial

Industrial segment revenue increased by $19 million and profit was up $7 million. The increase in revenues was primarily due to favorable foreign exchange and higher volume at Greenlee, E-Z-GO, Jacobsen and Fluid & Power, partially offset by lower volume at Kautex.

The increase in profit resulted from improved cost performance and better pricing, partially offset by inflation.

Finance

The Finance segment revenues increased $7 million, while profit increased $2 million. The increase in revenues was primarily due to higher average finance receivables.

The increase in profit reflected higher average finance receivables, and a lower provision for loan losses from continued improvement in portfolio quality, partially offset by higher selling and administrative expense and lower securitization gains.

Conference Call Information

Textron will host a conference call today, April 21, 2005, at 9:00 a.m. to discuss the company's results and outlook. The call will be available via webcast at www.textron.com or by direct dial at 888-428-4479 in the U.S. or 651-291-5254 outside of the U.S. (request the Textron Earnings Conference).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, April 21, 2005 by dialing 320-365-3844; Access Code: 772171.

Textron Inc. is a $10 billion multi-industry company with 44,000 employees in 40 countries. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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 Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] the extent to which Textron is able to achieve savings from its restructuring plans; [b] uncertainty in estimating the amount and timing of restructuring charges and related costs; [c] changes in worldwide economic and political conditions that impact interest and foreign exchange rates; [d] the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; [e] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [f] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [g] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [h] the adequacy of cost estimates for various customer care programs including servicing warranties; [i] the ability to control costs and successful implementation of various cost reduction programs; [j] the timing of certifications of new aircraft products; [k] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [l] changes in aircraft delivery schedules or cancellation of orders; [m] the impact of changes in tax legislation; [n] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [o] Textron's ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [p] Textron's ability to realize full value of receivables and investments in securities; [q] the availability and cost of insurance; [r] increases in pension expenses related to lower than expected asset performance or changes in discount rates; [s] Textron Financial's ability to maintain portfolio credit quality; [t] Textron Financial's access to debt financing at competitive rates; [u] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [v] performance of acquisitions; and [w] the efficacy of research and development investments to develop new products.

TEXTRON INC.
Revenues and Income by Business Segment
Three Months Ended April 2, 2005 and April 3, 2004
(In millions except per share amounts)
(Unaudited)

	Three Months Ended
	April 2, 2005	April 3, 2004
REVENUES
MANUFACTURING:
Bell	$616	$507
Cessna	713	418
Fastening Systems	521	497
Industrial	800	781
	2,650	2,203
FINANCE	141	134
Total revenues	$2,791	$2,337
PROFIT
MANUFACTURING:
Bell	$75	$52
Cessna	87	22
Fastening Systems	(6)	20
Industrial	55	48
	211	142
FINANCE	33	31
Segment profit	244	173
Special charges (a)	(60)	(52)
Corporate expenses and other, net	(41)	(35)
Interest expense, net	(24)	(25)
Income from continuing operations
before income taxes	119	61
Income taxes (b)	(40)	(20)
Income from continuing operations	79	41
Discontinued operations, net of income taxes:
Results of operations	-	(4)
Gain on disposition (c)	47	-
Net income	$126	$37
Earnings per share:
Income from continuing operations	$0.57	$0.29
Discontinued operations, net of income taxes:
Results of operations	-	(0.03)
Gain on disposition (c)	0.34	-
Net income	$0.91	$0.26
Average diluted shares outstanding	138,283,000	140,229,000

(a)	The pre-tax profit and after-tax EPS impact of special charges is summarized in the table below:
		April 2, 2005		April 3, 2004
		Pre-tax	EPS	Pre-tax	EPS
	Restructuring	$ (8)	$ (0.04)	$ (64)	$ (0.34)
	Gain on sale of investment	-	-	12	0.06
	Investment impairment	(52)	(0.31)	-	-
	Total	$ (60)	$ (0.35)	$ (52)	$ (0.28)
(b)	Below are the items included in the Q1 2005 income tax rate:

		Pre-tax	Taxes	Net	Tax Rate
	Operating Income	$ 171	$ (50)	$ 121	29.2%
	Investment impairment	(52)	9	(43)	17.3%
	Tax Refund	-	1	1	-
	Income from continuing operations	$ 119	$ (40)	$ 79	33.6%
(c)

Reflects a tax benefit of $46 million that was recorded during the first quarter of 2005 in connection with the discontinued operations of InteSys, the last portion of which was disposed of in February.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)

(Unaudited)

	April 2, 2005	January 1, 2005
Assets
Cash and cash equivalents	$ 496	$ 605
Accounts receivable, net	1,327	1,211
Inventories	1,833	1,742
Other current assets	574	581
Net property, plant and equipment	1,873	1,922
Other assets	2,956	3,047
Assets of Discontinued operations	52	29
Textron Finance assets	6,974	6,738
Total Assets	$ 16,085	$ 15,875

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$ 24	$ 433
Other current liabilities	2,521	2,542
Other liabilities	2,159	2,187
Long-term debt	1,718	1,358
Textron Finance liabilities	6,022	5,703
Total Liabilities	12,444	12,223

Total Shareholders' Equity	3,641	3,652
Total Liabilities and Shareholders' Equity	$ 16,085	$ 15,875

Textron Inc.

Calculation of Free Cash Flow

(Dollars in millions)
	First Quarter		Full Year
	2005 Actual	2004 Actual	2005 Outlook	2004 Actual
Net cash provided by operating activities of continuing operations	$124	$171	$850- 950	$973
Capital expenditures and lease additions	(63)	(73)	(360)	(334)
Proceeds on sale of fixed assets	2	12	10	46
Free cash flow	$63	$110	$500 - 600	$685